FOR IMMEDIATE RELEASE

JMAR AWARDED $3.1 MILLION FOR X-RAY MASK AND
NANOLITHOGRAPHY PROGRAM

SAN DIEGO, California (August 8, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR) has received a $3.1 million award by Naval Air Systems Command (NAVAIR). This is the latest increment to be added to its current contract, valued at $17.5 million, to continue development of sub-100nm feature x-ray masks and next generation nanolithography.

Under this contract, JMAR will use its patented x-ray stepper and point source technologies to develop x-ray masks for fabrication of high-speed C-RAM with 50-35 nanometer features, enabling 16 megabyte and higher densities for high-priority military and space applications. Three JMAR X-Ray Lithography (XRL) stepper systems will be used in the development of these and other next-generation memory devices. The C-RAM program is a joint Navy/Air Force development effort for radiation-hardened, low power, silicon memory devices. This advanced technology has several commercial applications: as memory densities increase, C-RAM will be a faster, lower power replacement for non-volatile memory applications currently using Flash memory in cell phones, portable computers and solid-state mechanical hard disks.

“This effort, merging world-class x-ray mask technology with nanolithography, will provide practical applications for everyday use, while supporting important military and commercial development programs,” said Dr. Neil Beer, president and CEO of JMAR.

“The ongoing development of XRL nanotechnology through government funding demonstrates the growing number of applications for our technology products and legacy pipeline,” Dr. Beer added.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products also targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis Valentine Chief Financial Officer Phone: 858-946-6800	Investor Relations: Katrine Winther-Olesen / Tom Caden Media Contact: Bill Douglass Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.